Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	June 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Cash and cash equivalents	$17,684	$12,250
Marketable securities	15,684	18,271
Loaned securities	4,647	—
Receivables	2,438	2,065
Finance receivables, net	109,319	97,030
Net investment in operating leases	36,273	40,055
Retained interest in sold receivables	14,530	17,618
Inventories	8,448	6,980
Equity in net assets of affiliated companies	3,596	3,569
Net property	39,634	37,935
Deferred income taxes	15,320	15,213
Goodwill	5,856	5,557
Other intangible assets	1,074	1,060
Assets of discontinued/held-for-sale operations	—	2,504
Other assets	31,686	29,250

Total assets	$306,189	$289,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$21,832	$18,981
Accrued liabilities	29,117	25,088
Debt	169,438	162,222
Other liabilities and deferred income	57,547	56,276
Deferred income taxes	14,475	14,561
Liabilities of discontinued/held-for-sale operations	27	969

Total liabilities	292,436	278,097
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	5,669	5,670
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,396	5,420
Accumulated other comprehensive income/(loss)	(5,065)	(6,531)
Treasury stock	(1,872)	(1,977)
Earnings retained for use in business	9,606	8,659

Total stockholders’ equity	8,084	5,590

Total liabilities and stockholders’ equity	$306,189	$289,357